Exhibit 99.1

NEWS RELEASE August 18, 2021

Contacts: Dan Schlanger, CFO
Ben Lowe, SVP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

Crown Castle Announces Chief Operating Officer Transition for Towers Business

August 18, 2021 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") announced today that Catherine Piche has been appointed to succeed Robert C. Ackerman as Executive Vice President and Chief Operating Officer–Towers, effective September 1, 2021. Mr. Ackerman plans to retire following a 50-year career that included 23 years in various senior leadership roles at Crown Castle, and he has agreed to remain with Crown Castle in an advisory capacity until February 2022 to assist with various matters, including the transition of his successor.

"I want to thank Bob for his significant contributions and steady leadership that helped us generate significant growth and create value for our shareholders during the last 23 years, and I want to wish him the best in his retirement," stated Jay Brown, Crown Castle’s Chief Executive Officer. "I am excited to welcome Cathy to our executive management team and believe her proven leadership capabilities and extensive operational experience will be invaluable as we support our customers' nationwide 5G deployments."

Ms. Piche joined Crown Castle in 2011 and has served in a variety of leadership roles, including most recently as Senior Vice President–Project Delivery, Design & Construction for Crown Castle's Fiber business. Previously, Ms. Piche served as Vice President–Project Delivery, and led multiple regions within Crown Castle’s Tower organization as Area President. Prior to joining Crown Castle, Ms. Piche held various leadership positions at American Tower Corporation and served in numerous site development roles at Sprint Corporation and AT&T Wireless. Ms. Piche holds a Bachelor of Arts degree from Michigan State University and a Masters in Science in Urban Planning and Architecture from the University of Michigan–Ann Arbor.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on management's current expectations. Such statements include plans, projections, estimates and expectations regarding (1) contributions from Ms. Piche, (2) 5G deployments by Crown Castle's customers, and (3) Mr. Ackerman's retirement plans and Ms. Piche's succession as Executive Vice President and Chief Operating Officer–Towers. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risks that could affect Crown Castle and its results is included in Crown Castle's filings with the Securities and Exchange Commission. The term "including," and any variation thereof, means "including, without limitation."